Bank of America Financial Center
601 W. Riverside Ave., Suite 430
Spokane, WA 99201
United States of America

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Form 10-K of Shoshone Silver Mining Company of our report dated January 8, 2010, except for Note 2, which is dated May 19, 2010, relating to the financial statements for the year ended September 30, 2009, the nine month period ended September 30, 2008, and for the period from January 1, 2000 (inception of exploration stage) to September 30, 2009.

/s/ BehlerMick PS
BehlerMick PS
Spokane, Washington

June 2, 2010

T: +1 509 838 5111
F: +1 509 838 5114